UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): September 17, 2019
KAISER ALUMINUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware		1-09447	94-3030279
(State or Other Jurisdiction		(Commission	(I.R.S. Employer
of Incorporation)		File Number)	Identification No.)

27422 Portola Parkway,	Suite 200
Foothill Ranch,	California		92610-2831
(Address of Principal Executive Offices)			(Zip Code)

(949) 614-1740
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	KALU	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standard provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On September 17, 2019, the board of directors of Kaiser Aluminum Corporation (the "Company") increased the number of authorized members of its board of directors (the "Board") from 11 to 12 members and appointed Leo Gerard to fill the vacancy on the Board resulting from the increase of authorized members of the Board.

Mr. Gerard, 73, served as International President of the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC (formerly known as the United Steelworkers of America, AFL-CIO, CLC) (the "USW") from 2001 until he retired in July 2019. During that time Mr. Gerard was a co-founder of the BlueGreen Alliance, an alliance uniting American's largest labor unions with influential environmental organizations.

In connection with the appointment of Mr. Gerard, the USW agreed that Mr. Gerard will be treated as a Union Director under the director designation agreement between the Company and the USW. Mr. Gerard will serve as a Class III director and will hold office for a term expiring at the Company's annual meeting of stockholders to be held in 2021. As a result of Mr. Gerard’s appointment and designation as a Union Director for purposes of the director designation agreement, the Company currently anticipates that the USW’s nomination rights under the agreement in connection with the election of Class II directors at the Company’s next annual meeting of stockholders will be reduced from two to one and that the total number of Union Directors on the Board will be reduced from five back down to four at that time.

Mr. Gerard will receive the standard compensation provided to all of the Company’s non-employee directors. The standard compensation paid to non-employee directors includes an annual cash retainer, an annual grant of restricted stock, meeting fees and expense reimbursement. Mr. Gerard's annual cash retainer and annual grant of restricted stock for 2019 to 2020 will be prorated to reflect service on the Board of less than one full year prior to the next annual meeting of stockholders.

A copy of the press release announcing the election of Mr. Gerard is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Amended Employment Agreement with Jack A. Hockema

On September 17, 2019, the Company and Jack A. Hockema, the Company’s Chief Executive Officer and Chairman, amended and restated Mr. Hockema’s employment agreement (as amended and restated, the “Amended Agreement”) to (i) extend the end of its term from July 15, 2020 to July 15, 2022, reflecting Mr. Hockema’s commitment to continue to serve as the Company’s Chief Executive Officer through the term of the Amended Agreement, (ii) maintain continuity, and (iii) facilitate the Company’s ability to implement a chief executive officer succession plan should the Company’s Board choose to do so during the extended term without triggering severance payments under the Amended Agreement.  More specifically, pursuant to the Amended Agreement, if prior to July 15, 2022 a successor chief executive officer of the Company is appointed pursuant to a Board-approved succession plan, the term of the Amended Agreement will automatically end upon such appointment, so long as (a) the appointment occurs after July 15, 2020 and prior to a Change in Control (as defined in the Amended Agreement) and (b) immediately following the appointment, Mr. Hockema continues to hold the office of Chairman or is named Executive Chairman and receives annual compensation for his service in either of those capacities at least equivalent to the compensation and meeting fees payable to our Lead Independent Director.  As noted, in such event, Mr. Hockema would not be entitled to any severance payments under the Amended Agreement.

The preceding description of the Amended Agreement is a summary and is qualified in its entirety by the Amended Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit
Number	Description
10.1	Employment Agreement, dated as of September 17, 2019, between the Company and Jack A. Hockema.
99.1	Press release dated September 19, 2019.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM CORPORATION (Registrant)

By:	/s/ Cherrie I. Tsai
Cherrie I. Tsai Vice President, Deputy General Counsel and Corporate Secretary
Date: September 17, 2019